UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 6, 2014

DORAL FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Puerto Rico	001-31579	66-0312162
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

1451 Franklin D. Roosevelt Avenue, San Juan, Puerto Rico		00920-2717
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (787) 474-6700

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective October 6, 2014, Doral Financial Corporation (the “Company”) has appointed Nancy Reinhard as Acting Chief Financial Officer. Ms. Reinhard also remains the Principal Accounting Officer of the Company. Ms. Reinhard initially joined the Company as Principal Accounting Officer in July 2012.

Prior to joining the Company, Ms. Reinhard served as the Chief Accounting Officer of ING Bank, FSB from 2010 to June 2012 and was the Controller of ING Bank, FSB from 2007 to 2010. During 2007 Ms. Reinhard was Global Controller of the Equipment Services group of General Electric, and during 2006 and 2007 she was Controller of the Trailer Fleet Services and Modular Space group of General Electric. Ms. Reinhard served in various positions from 1995 to 2006 with Bank of America, N.A. (formerly MBNA America Bank, NA), including Financial Reporting Manager (2004 to 2006), Chief Accounting Officer of MBNA Spain (2002 to 2004), Regulatory Reporting Manager (2002) and SEC Reporting Manager (1996 to 2002). Ms. Reinhard is a certified public accountant and an attorney. Ms. Reinhard graduated with a BA in Biology from the University of Delaware, obtained an MBA from Widener University and a JD from Widener University School of Law.

There are no related party transactions between the Company and Ms. Reinhard. There were no arrangements or understandings between Ms. Reinhard and any other person pursuant to which she was appointed as Acting Chief Financial Officer of the Company. Ms. Reinhard is not related to any director or executive officer of the Company by blood, marriage or adoption. Ms. Reinhard has not entered into an employment contract or agreement with the Company.

Also on October 6, 2014, David E. Hooston, the Chief Financial Officer of the Company, was placed on paid administrative leave to attend to personal family issues unrelated to his functions as Chief Financial Officer or the financial matters of the Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DORAL FINANCIAL CORPORATION

Date: October 7, 2014	By:	/s/ Enrique R. Ubarri
Enrique R. Ubarri
Executive Vice President and General Counsel